Exhibit 107

Calculation of Filing Fee Table

F-3

(Form Type)

ALARUM TECHNOLOGIES Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)(2)	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)		Proposed Maximum Offering Price Per Unit(3)(4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	American Depositary Shares	Rule 457(c)	2,971,225	(5)	$3.23	$9,597,056.8	$0.0001102	$1,057.6
Fees Previously Paid	-	-	-	-		-	-	-	-

	Total Offering Amounts						$9,597,056.8		$1,057.6
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								$0.00
	Net Fee Due								$1,057.6

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares, no par value, or Ordinary Shares, registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Includes (i) up to 445,455 American Depository Shares, or ADSs, issued to certain individuals pursuant to earnout provisions in a share purchase agreement; (ii) up to 1,872,242 ADSs, issued to certain individuals named in this prospectus, pursuant to private placement agreements, dated August 29, 2023; (iii) up to 561,677 ADSs, issuable upon the exercise of the warrants, issued pursuant to the private placement agreements; and (iv) up to 91,851 ADSs, issuable upon the exercise of the warrants, issued pursuant to a finder agreement, dated August 30, 2023. Each ADS represents ten Ordinary Shares.

(3)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the registrant’s ADSs as reported on the Nasdaq Capital Market on September 19, 2023.

(4)	The Registrant will not receive any proceeds from the sale of its Ordinary Shares by the selling shareholders.

(5)	All 2,971,225 ADSs are to be offered for resale by the selling shareholders named in the prospectus contained in this Registration Statement on Form F-3.